Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Phio Pharmaceuticals Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	1,005,555	$2.02	$2,031,221.10	0.0001531	$310.98

Total Offering Amounts:							$2,031,221.10		310.98
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$310.98

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

Calculated pursuant to Rule 457(h) of the Securities Act, solely for purpose of computing the amount of the registration fee, based on a per share price of $2.02, the average of the high any low prices of the registrant’s common stock quoted on the Nasdaq Capital Market on September 5, 2025, which date is a date within five business days of the filing of this registration statement.